Exhibit 5.1

March 24, 2021

Diamondback Energy, Inc.

500 West Texas

Suite 1200

Midland, Texas 79701

Re:	Diamondback Energy, Inc.

Registration Statement on Form S-3

File No. 333-234764

Ladies and Gentlemen:

We have acted as counsel to Diamondback Energy, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-3/ASR (File No. 333-234764) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale (i) by the Company of $650,000,000 aggregate principal amount of 0.900% Notes due 2023 (the “2023 Notes”), $900,000,000 aggregate principal amount of 3.125% Notes due 2031 (the “2031 Notes”) and $650,000,000 aggregate principal amount of 4.400% Notes due 2051 (the “2051 Notes” and, together with the 2023 Notes and 2031 Notes, the “Notes”) of the Company and (ii) by Diamondback O&G LLC, a Delaware limited liability company (the “Guarantor”), of the related guarantees (the “Guarantees”) by the Guarantor of the Notes, all to be issued under an Indenture (the “Base Indenture”), dated as of December 5, 2019, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of the date hereof, among the Company, the Guarantor and the Trustee, and sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated March 18, 2021, among the Company, the Guarantor and Goldman Sachs & Co. LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”). This letter is being furnished at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of the Base Indenture, the Supplemental Indenture, the Underwriting Agreement and such corporate or limited liability company records of the Company and the Guarantor and other certificates and documents of officials of the Company and the Guarantor and public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, and that the Notes will conform to the specimen thereof we have reviewed. We have also assumed (i) the existence and entity power of each party to any document referred to herein other than the Company and the Guarantor; and (ii) that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company and the Guarantor, all of which we assume to be true, correct and complete.

2300 N. Field Street | Suite 1800 | Dallas, Texas 75201-2481 | 214.969.2800 | fax: 214.969.4343 | akingump.com

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Notes have been duly executed by the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, (i) the Notes will be valid and binding obligations of the Company and (ii) the Guarantees will be valid and binding obligations of the Guarantor.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

(A)            We express no opinion as to any constitutions, treaties, laws, statutes, rules or regulations or judicial or administrative decisions of any jurisdiction (collectively, “Laws”) other than the following: (i) the Limited Liability Company Act of the State of Delaware; (ii) the General Corporation Law of the State of Delaware; and (iii) the Laws of the State of New York.

(B)            The matters expressed in this letter are subject to and qualified and limited by: (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

(C)            This letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in Law, a change in any fact relating to the Company, the Guarantor or any other person or entity or any other circumstance.

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We hereby consent to the filing of this letter as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on the date hereof, to the incorporation by reference of this letter into the Registration Statement and to the use of our name in the Prospectus dated November 18, 2019, and the Prospectus Supplement dated March 18, 2021, forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

AKIN GUMP STRAUSS HAUER & FELD LLP